October 19, 2010	EXHIBIT 99.1

Eagle Rock Announces Start-Up of Phoenix Plant, Closing of Panhandle Gathering Acquisition and Increase in Upstream Borrowing Base

HOUSTON - Eagle Rock Energy Partners, L.P. (together with its subsidiaries, as applicable, “Eagle Rock” or the “Partnership”) (NASDAQ: EROC) today announced that the recently-installed Phoenix processing plant in the Texas Panhandle has begun commercial operations.  The Partnership also announced that it has completed the previously announced acquisition of certain natural gas gathering systems and related facilities located primarily in Wheeler and Hemphill Counties in the Texas Panhandle for approximately $27.0 million, subject to post-closing adjustments.  The acquired assets are highly complementary to Eagle Rock’s existing Panhandle system.  In combination with the start-up of the Phoenix processing plant, the acquired assets enhance Eagle Rock’s ability to offer highly-efficient processing services to producers in the core of the prolific Granite Wash play.

Please direct commercial inquiries about contracting Eagle Rock’s expanded gathering and processing services in the Texas Panhandle to T.J. Henderson at (281) 408-1340 or t.henderson@eaglerockenergy.com

Separately, Eagle Rock announced that the borrowing base under its senior secured credit facility has been increased to $140 million, from its previous level of $130 million, by its commercial lenders as part of the Partnership’s regularly scheduled semi-annual borrowing base redetermination.

About the Partnership

The Partnership is a growth-oriented master limited partnership engaged in two businesses: a) midstream, which includes (i) gathering, compressing, treating, processing and transporting natural gas; (ii) fractionating and transporting natural gas liquids; and (iii) marketing natural gas, condensate and NGLs; b) upstream, which includes acquiring, exploiting, developing, and producing hydrocarbons in oil and natural gas properties. Its corporate office is located in Houston, Texas.

Contacts:

Eagle Rock Energy Partners, L.P.

Jeff Wood, 281-408-1203
Senior Vice President and Chief Financial Officer

Adam Altsuler, 281-408-1350
Senior Financial Analyst

This news release may include “forward-looking statements.”  All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the Partnership expects, believes or anticipates will or may occur in the future are forward-looking statements and speak only as of the date on which such statement is made. These statements are based on certain assumptions made by the Partnership based on its experience and perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate under the circumstances. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Partnership. These include risks related to volatility of commodity prices; market demand for natural gas and natural gas liquids; the effectiveness of the Partnership’s hedging activities; the Partnership’s ability to retain key customers; the Partnership’s ability to continue to obtain new sources of natural gas supply; the availability of local, intrastate and interstate transportation systems and other facilities to transport natural gas and natural gas liquids; competition in the oil and gas industry; the Partnership’s ability to obtain credit and access the capital markets; general economic conditions; and the effects of government regulations and policies.  Should one or more of these risks or uncertainties occur, or should underlying assumptions prove incorrect, the Partnership’s actual results and plans could differ materially from those implied or expressed by any forward-looking statements. The Partnership assumes no obligation to update any forward-looking statement as of any future date.  For a detailed list of the Partnership’s risk factors, please consult the Partnership’s Form 10-K, filed with the Securities and Exchange Commission (“SEC”) for the year ended December 31, 2009, and the Partnership’s Forms 10-Q, filed with the SEC for subsequent quarters, as well as any other public filings and press releases.

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